Exhibit (14)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Financial Highlights” and “Experts” and to the incorporation by reference of our reports dated June 23, 2008 for Nuveen Insured Florida Premium Income Municipal Fund and December 23, 2008 for Nuveen Insured Municipal Opportunity Fund, Inc. in the Registration Statement (Form N-14) and related Proxy Statement Prospectus and Statement of Additional Information of Nuveen Insured Municipal Opportunity Fund, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-157991).
/s/ ERNST & YOUNG LLP
Chicago, Illinois
April 13, 2009